DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138	FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com              (NasdaqCM: DNBF)

DNB Financial Corporation Reports Second Quarter 2016 Results

Downingtown PA., July 21, 2016 – DNB Financial Corporation (Nasdaq: DNBF), today reported net income available to common stockholders in accordance with generally accepted accounting principles (“GAAP”) of $1.1 million, or $0.39 per diluted share, for the quarter ending June 30, 2016, compared with $1.2 million, or $0.43 per diluted share, for the same quarter, last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

On a core basis, the Company reported net income available to common stockholders of $1.3 million, or $0.47 per diluted share, for the quarter ending June 30, 2016. Core earnings, which is a non-GAAP measure of net income, excludes merger-related expenses of $275,000, and an associated income tax adjustment of $40,000.  Please see the Reconciliation of Non-GAAP Financial Measures on page 6 of the release.  Non-GAAP financial measures include references to the terms “core” or “operating”.

William J. Hieb, President and CEO, commented, “Our second quarter results were solid despite the flattening yield curve and very low interest rates.  We believe our balance sheet growth and continued stable credit quality reflects our disciplined approach to risk management.  We look forward to completing our recently announced East River Bank acquisition and working with our combined lending and retail teams to expand our customer base.”

Highlights

•	Wealth management assets under care increased 4.7% (not annualized) to $200.6 million as of June 30, 2016, from $191.5 million as of December 31, 2015.
•

Total loans increased 4.7% on a year-over-year basis and 1.0% (not annualized) on a sequential quarter basis.  Total growth for the most recent quarter was tempered by loan payoffs, due in part to the Company’s risk management strategy.

•

On April 4, 2016, the Company announced an agreement, which is subject to regulatory approvals and the approval of East River and DNB shareholders, to acquire East River Bank in a stock and cash transaction valued at $49 million.  The acquisition is expected to be immediately accretive to earnings, excluding one-time costs, and is expected to close in the fourth quarter of 2016. Headquartered in Philadelphia, East River Bank had total assets of $311 million as of March 31, 2016.

•	As of June 30, 2016, tangible book value per share was $20.88 compared with $19.58 as of December 31, 2015.
•	The Company paid a quarterly cash dividend of $0.07 on June 22, 2016.

Income Statement Summary

Based on core earnings of $1.3 million, the Company’s performance for the quarter ending June 30, 2016 resulted in a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.71% and 9.17%, respectively.  The core ROAA and ROTCE were 0.66% and 9.27%, respectively, for the same quarter, last year.  Please see the “Reconciliation of Non-GAAP Financial Measures” on page 6 of the release.

Total interest income for the three months ending June 30, 2016 was $6.2 million, which represented a $75,000 increase from the quarter ending March 31, 2016, and a $49,000 increase for the three months ending June 30, 2015.  The year-over-year increase was primarily due to a 6.3% rise in total average loans, which offset a three basis point decline in the net interest margin.

Total interest expense increased $58,000 to $708,000 for the second quarter of 2016 from $650,000 for the first quarter of 2016.  The increase was primarily due to a three basis point rise in the weighted average cost of interest-bearing liabilities to 0.41%.  Total interest expense also went up $30,000, compared with the three months ending June 30, 2015.  The year-over-year increase was primarily due to a higher amount of interest-bearing liabilities as the weighted average cost of funds was 0.40%, for the same quarter, last year.

On a year-over-year basis, the net interest margin remained relatively stable despite continuing pressure due to the flattening yield curve.  The net interest margin was 3.08% for the second quarter of 2016, compared with 3.11% for the same quarter, last year.  On a sequential quarter basis, however, the net interest margin slipped seven basis points from 3.15% for the three months ending March 31, 2016.  The linked-quarter decrease was primarily due to a three basis point decrease in the weighted average yield on total average loans to 4.21% and the previously mentioned three basis point increase of the weighted average cost of funds.

The loan loss provision was $200,000 for the most recent quarter compared with $415,000 for the three months ended June 30, 2015.  The loan loss provision for the year-earlier June quarter was affected by a one-time charge-off.  Net loan charge-offs were only $125,000, or 0.10% (annualized) of total average loans, for the June 2016 quarter.  As of June 30, 2016, the Company’s allowance for loan losses was $5.2 million and represented 1.06% of total loans.

Total non-interest income for the second quarter of 2016 was $1.4 million, compared with $2.3 million for the prior quarter and $1.3 million for the quarter ended June 30, 2015.  Total non-interest income for the first quarter of 2016 included a $1.15 million net gain from the insurance proceeds associated with the fire at our West Chester location.  Excluding this gain, core non-interest income was approximately $1.2 million, or 17% of total revenue, for the quarter ending March 31, 2016.  Wealth management fees were $440,000 for the second quarter of 2016 compared with $397,000 for the first quarter of 2016 and $422,000 for the quarter ending June 30, 2015.  Wealth management fees represented approximately one-third of total fee income.  Gains from the sale of investment securities were $203,000 for the three months ending June 30, 2016, compared with $31,000 for the quarter ending March 31, 2016, and $11,000 for the same quarter, last year.

Non-interest expense was $5.2 million for the second quarter of 2016, compared with $5.4 million for the quarter ending March 31, 2016 and $4.7 million for the quarter ending June 30, 2015.  Non-interest expense for the quarter ending June 30, 2016 included merger-related costs of $275,000 associated with East River Bank.  Excluding these items, core non-interest expense was $4.9 million.

Balance Sheet Summary

As of June 30, 2016, total assets were $764.2 million compared with $748.8 million as of December 31, 2015.  Total assets increased $2.7 million, or 0.35% (not annualized), on a sequential quarter basis as loan and investment securities growth was largely offset by a $18.6 million decrease in cash and cash equivalents.  Total deposits increased $4.8 million, or 0.75% (not annualized), on a sequential quarter basis.  As of June 30, 2016, total shareholders’ equity was $59.5 million, compared with $55.5 million as of December 31, 2015.  Tangible book value per share was $20.88 as of June 30, 2016 compared with $19.58 as of December 31, 2015.

On a sequential quarter basis, total loans increased $5.1 million, or 1.0% (not annualized), to $494.4 million as of June 30, 2016.  As of the same date, total loans were 64.7% of total assets.  Loan growth has been prudent; and the Company remains challenged to grow commercial-oriented loans in a competitive market, while maintaining its conservative underwriting standards.  As part of the Company’s risk management strategy, certain loan payoffs occurred during the second quarter of 2016, which better positioned the loan portfolio from a credit quality perspective.

Total deposits were $641.8 million as of June 30, 2016, compared with $606.3 million as of December 31, 2015. On a sequential quarter basis, total core deposits remained relatively flat and were 84.9% of total deposits as of June 30, 2016.

Capital ratios continue to exceed regulatory standards for well capitalized institutions. As of June 30, 2016, the common equity tier 1 ratio was 10.82%, the tier 1 leverage ratio was 9.1%, the tier 1 risk-based capital ratio was 12.4%, and the total risk-based capital ratio was 15.2%.  As of June 30, 2016, the tangible equity-to-tangible assets ratio was 7.8%.

Asset Quality Summary

Net charge-offs were 0.10% of total average loans for the quarter ending June 30, 2016, compared with 0.08% for the quarter ending March 31, 2016, and 0.43% for the quarter ending June 30, 2015.  Total non-performing assets, including loans and other real estate property, were $10.5 million as of June 30, 2016, compared with $7.8 million as of March 31, 2016 and $7.7 million as of December 31, 2015. The ratio of non-performing assets to total assets was 1.38% as of June 30, 2016 and 1.02% as of March 31, 2016. The increase in non-performing assets at June 30, 2016 was largely due to one commercial credit amounting to $2.1 million, which management believes will be fully recoverable.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. To date, model results indicate that interest rate risk remains moderate and within policy guidelines.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on Nasdaq's Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

For further information, please contact:

For DNB Financial Corporation
Investors – Gerald F. Sopp, Executive Vice President, Chief Financial Officer

484.359.3138

gsopp@dnbfirst.com

Media – Jonathan T. McGrain, Senior Vice President, Marketing

484.359.3221

jmcgrain@dnbfirst.com

For East River Bank

Investors and Media – Christopher P. McGill, President and Chief Executive Officer

267.295.6420

cmcgill@eastriverbank.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the proposed merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of DNB and East River; delay in closing the merger; difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB and East River conduct their operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing.  Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

DNB has filed with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which includes a prospectus for the offer and sale of DNB common stock as well as the joint proxy statement of DNB and East River for the solicitation of proxies from their shareholders for use at the meetings at which the merger will be considered.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF DNB AND EAST RIVER ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED BY DNB WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement-prospectus, as well as other filings containing information about DNB, may be obtained at the SEC’s website at http://www.sec.gov, when they are filed by DNB.  You will also be able to obtain these documents, when they are filed, free of charge, from DNB at http://investors.dnbfirst.com. In addition, copies of the joint proxy statement-prospectus can also be obtained, when it becomes available, free of charge by directing a request to DNB at 4 Brandywine Avenue, Downingtown, PA 19335-0904 or by contacting Gerald F. Sopp at 484.359.3138 or gsopp@dnbfirst.com or to East River at 4341 Ridge Avenue, Philadelphia, PA 19129 or by contacting Christopher P. McGill at 267.295.6420 or cmcgill@eastriverbank.com.

DNB, East River and certain of their directors, executive officers and employees may be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger.  Information concerning the interests of the DNB and East River persons who may be considered “participants” in the solicitation will be set forth in the joint proxy statement-prospectus relating to the merger, when it becomes available.  Information concerning DNB’s directors and executive officers, including their ownership of DNB common stock, is set forth in DNB’s proxy statement previously filed with the SEC on March 23, 2016.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
EARNINGS:
Interest income	$6,180	$6,131	$12,285	$12,127
Interest expense	708	678	1,358	1,284
Net interest income	5,472	5,453	10,927	10,843
Provision for credit losses	200	415	530	715
Non-interest income	1,184	1,142	2,293	2,193
Gain from insurance proceeds	-	-	1,150	-
Gain on sale of investment securities	203	11	234	64
Gain (loss) on sale of SBA loans	-	185	39	416
Loss on sale / writedown of OREO and ORA	4	-	4	-
Due diligence & merger expense	275	-	463	-
Non-interest expense	4,893	4,724	10,123	9,548
Income before income taxes	1,487	1,652	3,523	3,253
Income tax expense	378	417	858	766
Net income	1,109	1,235	2,665	2,487
Preferred stock dividends	-	8	-	34
Net income available to common stockholders	$1,109	$1,227	$2,665	$2,453
Net income per common share, diluted	$0.39	$0.43	$0.93	$0.86

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

GAAP net income	$1,109	$1,227	$2,665	$2,453
Gains from insurance proceeds	-	-	(1,150)	-
Salary expense related to restricted stock and SERP	-	-	446	-
Acquisition costs -- East River Bank	275	-	463	-
Income tax adjustment	(40)	-	82	-
Non-GAAP net income (Core earnings)	$1,344	$1,227	$2,506	$2,453

Earnings per common share:
Basic	$0.47	$0.44	$0.88	$0.88
Diluted	$0.47	$0.43	$0.87	$0.86

Weighted average common shares outstanding:
Basic	2,849	2,802	2,841	2,794
Diluted	2,883	2,848	2,876	2,840

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2016	2016	2015	2015	2015
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,109	$1,556	$1,374	$1,261	$1,227
Basic earnings per common share	$0.39	$0.55	$0.49	$0.45	$0.44
Diluted earnings per common share	$0.39	$0.54	$0.48	$0.45	$0.43
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$20.90	$20.45	$19.65	$19.64	$19.04
Tangible book value per common share	$20.88	$20.38	$19.58	$19.57	$18.96
Average common shares outstanding	2,849	2,833	2,812	2,807	2,802
Average diluted common shares outstanding	2,883	2,869	2,857	2,852	2,848

Performance Ratios
Return on average assets	0.59%	0.84%	0.74%	0.68%	0.66%
Return on average equity	7.56%	10.94%	9.32%	8.71%	8.75%
Return on average tangible equity	7.57%	10.98%	9.35%	8.75%	8.79%
Net interest margin	3.08%	3.15%	3.14%	3.13%	3.11%
Efficiency ratio	74.38%	78.66%	68.27%	68.09%	67.29%
Wtd average yield on earning assets	3.46%	3.51%	3.53%	3.52%	3.48%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.10%	0.08%	0.07%	0.41%	0.43%
Non-performing loans/Total loans	1.54%	1.06%	1.06%	0.90%	0.98%
Non-performing assets/Total assets	1.38%	1.02%	1.02%	0.87%	0.88%
Allowance for credit loss/Total loans	1.06%	1.06%	1.02%	1.01%	1.08%
Allowance for credit loss/Non-performing loans	69.12%	99.64%	96.91%	111.32%	110.29%

Capital Ratios
Total equity/Total assets	7.79%	7.64%	7.41%	7.87%	7.49%
Tangible equity/Tangible assets	7.78%	7.61%	7.40%	7.42%	7.05%
Tier 1 leverage ratio	9.11%	9.16%	8.94%	9.23%	9.02%
Common equity tier 1 risk-based capital ratio	10.82%	10.71%	10.44%	10.46%	10.17%
Tier 1 risk-based capital ratio	12.43%	12.34%	12.08%	12.74%	12.43%
Total risk-based capital ratio	15.16%	15.07%	14.78%	15.46%	15.21%

Wealth Management
Assets under care*	$200,586	$199,296	$191,529	$184,535	$189,411

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2016	2016	2015	2015	2015
EARNINGS:
Interest income	$6,180	$6,105	$6,190	$6,161	$6,131
Interest expense	708	650	717	711	678
Net interest income	5,472	5,455	5,473	5,450	5,453
Provision for loan losses	200	330	290	100	415
Non-interest income	1,184	1,109	1,107	1,027	1,142
Gain from insurance proceeds	-	1,150	120	-	-
Gain on sale of investment securities	203	31	4	10	11
Gain on sale of SBA loans	-	39	68	-	185
(Gain) loss on sale / write-down of OREO and ORA	4	-	(20)	154	-
Due diligence & merger expense	275	188	-	-	-
Non-interest expense	4,893	5,230	4,742	4,605	4,724
Income before income taxes	1,487	2,036	1,760	1,628	1,652
Income tax expense	378	480	378	359	417
Net income	1,109	1,556	1,382	1,269	1,235
Preferred stock dividends	-	-	8	8	8
Net income available to common stockholders	$1,109	$1,556	$1,374	$1,261	$1,227
Net income per common share, diluted	$0.39	$0.54	$0.48	$0.45	$0.43

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2016	2016	2015	2015	2015
FINANCIAL POSITION:
Cash and cash equivalents	$20,146	$38,740	$21,119	$18,959	$27,493
Investment securities	223,140	207,023	220,208	227,363	231,712
Loans held for sale	-	359	-	-	-
Loans and leases	494,417	489,366	481,758	470,396	472,335
Allowance for credit losses	(5,247)	(5,172)	(4,935)	(4,729)	(5,108)
Net loans and leases	489,170	484,194	476,823	465,667	467,227
Premises and equipment, net	8,557	7,817	6,806	6,630	6,629
Other assets	23,159	23,307	23,862	23,272	22,882
Total assets	$764,172	$761,440	$748,818	$741,891	$755,943

Demand Deposits	$135,212	$131,951	$125,581	$120,018	$122,642
NOW	185,279	201,566	185,973	189,502	209,606
Money markets	149,108	138,241	137,555	139,213	145,283
Savings	75,236	75,535	72,660	71,316	73,461
Core Deposits	544,835	547,293	521,769	520,049	550,992
Time deposits	73,560	71,264	66,018	69,744	56,729
Brokered deposits	23,449	18,498	18,488	18,665	18,655
Total Deposits	641,844	637,055	606,275	608,458	626,376
FHLB advances	20,000	20,000	30,000	20,000	20,000
Repurchase agreements	17,748	21,661	32,416	30,501	28,211
Subordinated Debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,721	9,733	9,743	9,754	9,764
Other liabilities	5,572	5,061	5,146	5,060	5,218
Stockholders' equity	59,537	58,180	55,488	58,368	56,624
Total liabilities and stockholders' equity	$764,172	$761,440	$748,818	$741,891	$755,943

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2016	2016	2015	2015	2015
FINANCIAL POSITION:
Cash and cash equivalents	$36,113	$23,080	$19,532	$19,820	$26,909
Investment securities	213,235	215,565	227,936	230,402	239,364
Loans held for sale	147	28	61	74	96
Loans and leases	488,396	483,125	473,643	469,896	459,464
Allowance for credit losses	(5,265)	(5,025)	(4,831)	(5,182)	(5,280)
Net loans and leases	483,131	478,100	468,812	464,714	454,184
Premises and equipment, net	8,332	7,222	6,609	6,587	7,461
Other assets	19,222	19,678	19,415	20,021	17,339
Total assets	$760,180	$743,673	$742,365	$741,618	$745,353

Demand Deposits	$131,134	$120,391	$122,235	$118,282	$114,458
NOW	192,339	193,548	183,129	197,802	210,677
Money markets	142,768	137,121	140,136	144,115	144,927
Savings	75,254	74,653	71,637	71,740	71,762
Core Deposits	541,495	525,713	517,137	531,939	541,824
Time deposits	75,541	70,927	68,731	56,702	70,079
Brokered deposits	20,754	18,491	18,638	18,658	11,543
Total Deposits	637,790	615,131	604,506	607,299	623,446
FHLB advances	20,003	23,111	22,391	20,000	20,000
Repurchase agreements	19,103	23,040	31,914	31,732	20,614
Subordinated Debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,728	10,783	9,875	10,000	9,791
Other liabilities	4,939	4,818	5,070	5,073	5,156
Stockholders' equity	58,867	57,040	58,859	57,764	56,596
Total liabilities and stockholders' equity	$760,180	$743,673	$742,365	$741,618	$745,353